SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                               (Amendment No. ) *

                         Digital Lifestyles Group, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    25387J108
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               September 14, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|   Rule 13d-1(b)

      |X|   Rule 13d-1(c)

      |_|   Rule 13d-1(d)

----------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 25387J108                    13G
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Schottenfeld Qualified Associates LP
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [X]
                                                                         (b) [_]

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     2,380,081
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            2,380,081
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     0
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,380,081
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [_]


--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      7.01%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 25387J108                    13G
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Schottenfeld Management Corp.
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [X]
                                                                         (b) [_]

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      New York
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     2,380,081
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            2,380,081
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     0
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,380,081
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [_]


--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      7.01%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 25387J108                    13G
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Richard Schottenfeld
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [X]
                                                                         (b) [_]

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     2,380,081
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            2,380,081
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     0
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,380,081
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [_]


--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      7.01%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  25387J108

Item 1(a). Name of Issuer:

           Digital Lifestyles Group, Inc.
           ---------------------------------------------------------------------

Item 1(b). Address of Issuer's Principal Executive Offices:

           727 Brea Canyon Rd. #6
           Walnut, California 91789
           ---------------------------------------------------------------------

Item 2(a). Name of Person Filing:

This Schedule 13G is being filed with respect to shares of Common Stock of the Issuer which are beneficially owned by Schottenfeld Qualified Associates LP ("SQA"), Schottenfeld Management Corp. ("SMC") and Richard Schottenfeld

Item 2(b). Address of Principal Business Office, or if None, Residence:

The principal business address of each of the reporting persons is 800 Third Avenue, 10th Floor New York, New York 10022.

Item 2(c). Citizenship:

SQA is organized and existing in Delaware.

SMC is organized and existing in New York.

Mr. Schottenfeld is a United States citizen.

Item 2(d). Title of Class of Securities:

           Common Stock
           ---------------------------------------------------------------------

Item 2(e). CUSIP Number:

           25387J108
           ---------------------------------------------------------------------

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
        (c), Check Whether the Person Filing is a:

      (a)   |_| Broker or dealer registered under Section 15 of the Exchange
                Act.
      (b)   |_| Bank as defined in Section 3(a)(6) of the Exchange Act.
      (c) |_| Insurance company as defined in Section 3(a)(19) of the Exchange Act.
      (d) |_| Investment company registered under Section 8 of the Investment Company Act.
      (e)   |_| An investment adviser in accordance with Rule
                13d-1(b)(1)(ii)(E);
      (f) |_| An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
      (g) |_| A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
      (h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
      (i) |_| A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
      (j)   |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4. Ownership.

      Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

      (a)   Amount beneficially owned:

            SQA beneficially owns 2,380,081 shares of Common Stock (Comprised of 1,296,266 shares of Common Stock and 1,083,815 warrants to purchase shares of Common Stock).

            SMC beneficially owns the 2,380,081 shares held by SQA, of which SMC is the investment manager.

            Mr. Schottenfeld beneficially owns the 2,380,081 shares held by SQA, of which SMC is the investment manager, of which Mr. Schottenfeld is the sole director, president and owner.

      (b)   Percent of class:

Each of the reporting persons beneficially owns 7.01% of the Common Stock of the Issuer.

      (c)   Number of shares as to which such person has:

            (i)   Sole power to vote or to direct the vote

                  Please see Item 5 of each reporting person's cover page.

            (ii)  Shared power to vote or to direct the vote

                  Please see Item 6 of each reporting person's cover page.

            (iii) Sole power to dispose or to direct the disposition of

                  Please see Item 7 of each reporting person's cover page.

            (iv)  Shared power to dispose or to direct the disposition of

                  Please see Item 8 of each reporting person's cover page.

Item 5. Ownership of Five Percent or Less of a Class.

Not Applicable

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].

Item 6. Ownership of More Than Five Percent on Behalf of Another Person.

Not Applicable

      If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

      N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

Not Applicable

      If a parent holding company or Control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

      See Item 4(a) above, which is incorporated by reference herein.

Item 8. Identification and Classification of Members of the Group.

Not Applicable

      If a group has filed this schedule pursuant to ss.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to ss.240.13d-1(c) or ss.240.13d-1(d), attach an exhibit stating the identity of each member of the group.

      The reporting persons may be deemed to constitute a group with one another pursuant to Section 13 of the Securities Exchange Act of 1934.

Item 9. Notice of Dissolution of Group.

Not Applicable

      Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

Item 10. Certifications.

      "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: April 18, 2006


/s/ Richard Schottenfeld
------------------------------------
Richard Schottenfeld


SCHOTTENFELD QUALIFIED ASSOCIATES, LP
By: Winchcester Holdings L.L.C., General Partner


By: /s/ Richard Schottenfeld
    --------------------------------
Name:  Richard Schottenfeld
Title: Member


SCHOTTENFELD MANAGEMNT CORP.


By: /s/ Richard Schottenfeld
    --------------------------------
Name:  Richard Schottenfeld
Title: President

EXHIBIT A

                                    AGREEMENT
                          JOINT FILING OF SCHEDULE 13G

      The undersigned hereby agree jointly to prepare and file with regulatory authorities a Schedule 13G and any amendments thereto reporting each of the undersigned's ownership of securities of Digital Lifestyles Group, Inc. and hereby affirm that such Schedule 13G is being filed on behalf of each of the undersigned.

Date: April 18, 2006


/s/ Richard Schottenfeld
------------------------------------
Richard Schottenfeld


SCHOTTENFELD QUALIFIED ASSOCIATES, LP
By: Winchcester Holdings L.L.C., General Partner


By: /s/ Richard Schottenfeld
    --------------------------------
Name:  Richard Schottenfeld
Title: Member


SCHOTTENFELD MANAGEMNT CORP.


By: /s/ Richard Schottenfeld
    --------------------------------
Name:  Richard Schottenfeld
Title: President